UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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POSTAL REALTY TRUST, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note
On April 1, 2026, Postal Realty Trust, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s 2026 Annual Meeting of Stockholders to be held on May 15, 2026 (the “Annual Meeting”). In connection with Proposal No. 4 of the Proxy Statement, the Company is filing this supplement (this “Supplement”) to its Proxy Statement to include the full text of the Company’s 2019 Employee Stock Purchase Plan as Appendix A to the Proxy Statement. Except as specifically updated by the information contained below, all information set forth in the Proxy Statement remains unchanged.
This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.
Voting Information
Proxies received since the mailing date of the Proxy Statement will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy in the manner described in the Proxy Statement. If you have already submitted a proxy to vote your shares at the Annual Meeting and you do not wish to change your vote, you do not need to resubmit a new proxy.

Appendix A
POSTAL REALTY TRUST, INC.
2019 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose of the Plan. The Plan is intended to assist the Company and its Participating Subsidiaries in recruiting and retaining individuals by enabling such persons to participate in the future success of the Company through the purchase of Common Stock under the Plan. The Plan is also intended to encourage such persons to voluntarily align their interests with the interests of the Company and its shareholders. The Plan is intended to satisfy the requirements of Section 423 of the Code and the Plan shall be interpreted and administered consistent with that intent.
2. Definitions.
  (a) “Board” means the Board of Directors of the Company.
  (b) “Business Day” means a day on which the national exchange or trading system on which the Common Stock is traded is available and open for trading.
  (c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
  (d) “Change-in-Control” means a Change in Control as defined in the Postal Realty Trust, Inc. 2019 Equity Incentive Plan, as amended from time to time.
  (e) “Committee” means the Compensation Committee of the Board or such other designee assigned by the Compensation Committee to administer the Plan.
  (f) “Common Stock” means Class A common stock, $0.01 par value, of the Company.
  (g) “Company” means Postal Realty Trust, Inc., a Maryland corporation.
  (h) “Compensation” means the base compensation (which includes regular salary, wages, and salary continuance during a short-term disability paid to an Eligible Employee by the Company or a Participating Subsidiary, prior to withholding and prior to Employee elective contributions to a plan described in Sections 125 or 401(k) of the Code, during the applicable pay period). Compensation also includes any differential wage payments made by the Company or a Participating Subsidiary to an Eligible Employee during active military duty in the uniformed services. Compensation does not include commissions, bonus, award, or incentive payments, including sales incentive compensation, or any other remuneration paid to an Eligible Employee, such as relocation expenses, tax gross ups, tuition reimbursement, the imputed value of life insurance, or any income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or a Participating Subsidiary.
  (i) “Eligible Employee” means every Employee of the Company or a Participating Subsidiary, except that the following shall not be considered an Eligible Employee: (i) any Employee owning (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of common stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) any Employee whose customary employment is less than twenty hours per week or less than five months in any calendar year; (iii) any Employee who has been continuously employed by the Company or a Participating Subsidiary less than ninety (90) days; or (iv) any Employee who is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, and/or any Employee who has not satisfied a service requirement designated by the Committee pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years), provided, however, that the limitation contained in this Section 2(i)(iv) shall only apply to the extent the Committee expressly provides for such limitation, and then, such limitation shall only apply to such Offering Period. Determinations of whether an Employee qualifies as an Eligible Employee shall be made by the Committee in its sole and absolute discretion, and such decision shall be binding and conclusive as to the Employee irrespective of whether any government agency subsequently determines otherwise.
  (j) “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or a Participating Subsidiary. For purposes of the Plan, an individual shall cease to be an Employee either upon an actual termination of employment with the Company or a Participating Subsidiary, or upon a Participating Subsidiary employing such individual ceasing to be a Subsidiary. For purposes of the Plan, an individual shall not cease to be an Employee while such individual is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence (as determined under local law). The Committee shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an

Employee and the effective date of such individual’s employment or termination of employment, as the case may be. Determinations of whether an individual qualifies as an Employee shall be made by the Committee in its sole and absolute discretion, and such decision shall be binding and conclusive as to the individual irrespective of whether any governmental agency subsequently determines otherwise.
  (k) “Employer” means the Company or a Participating Subsidiary that employs an Employee.
  (l) “Enrollment Period” means the period within which an Eligible Employee may, in accordance with procedures prescribed by the Committee, elect to participate in an Offering. The duration and timing of an Enrollment Period may be changed or modified by the Committee from time to time, however, the Enrollment Period must conclude prior to the Grant Date.
  (m) “Expiration Date” means the last day of an Offering. The initial Expiration Date is December 31, 2019 for the Offering Period with a Grant Date of July 1, 2019. Thereafter the Expiration Date shall be each June 30 (for each Offering Period with a Grant Date of January 1) and each December 31 (for each Offering Period with a Grant Date of July 1). If the Expiration Date falls on a day that is not a Business Day, then the Expiration Date shall be the next preceding day which is a Business Day. The Committee shall have the power to change the duration of an Offering (including the related Grant Dates) with respect to future offerings if such change is announced at least five Business Days prior to the Grant Date of the first Offering to be affected thereafter.
  (n) “Fair Market Value” means as of any given date, the preceding day’s closing price of a share of Common Stock as reported by the principal exchange on which the Common Stock is traded, or, if no shares of Common Stock were traded on such exchange on such date, on the last preceding date on which the Common Stock was so traded.
  (o) “Grant Date” means the first day of an Offering. The initial Grant Date shall be July 1, 2019. Thereafter the Grant Date shall be each January 1 and each July 1. If the Grant Date falls on a day that is not a Business Day, then the Grant Date shall be the next following day which is a Business Day.
  (p) “Offering” means the grant of Purchase Rights under the Plan.
  (q) “Offering Period” means a period of six (6) months, or such other period (not to exceed twelve (12) months) as determined by the Committee with respect to an Offering, during which funds may be accumulated in a Participant’s account by means of payroll deductions for the purpose of exercising an option under the Offering.
  (r) “Participant” means any Eligible Employee who has elected to participate in the Plan.
  (s) “Participating Subsidiary” means a Subsidiary that has been designated by the Committee, as determined from time to time in its sole discretion, as being eligible to participate in one or more Offerings under the Plan; provided however that a Subsidiary may be designated as a Participating Subsidiary only if the grant of Purchase Rights to the Eligible Employees of such Subsidiary would not cause the Company to incur material adverse accounting charges.
  (t) “Plan” means the Postal Realty Trust, Inc. 2019 Employee Stock Purchase Plan, as amended from time to time.
  (u) “Purchase Rights” means rights of a Participant to purchase shares of Common Stock under the Plan on the terms or conditions set forth herein and as determined by the Committee.
  (v) “Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company, either directly or indirectly, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary will be made in accordance with Section 424(f) of the Code.
3. Administration of the Plan. The Committee shall administer the Plan. The Committee may delegate to one or more designees authority to administer the Plan subject to any terms and limitations imposed by the Committee. The Committee, or the designee, shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, including:
  (a) To determine when and how Purchase Rights shall be granted and the provisions of each Offering of such rights (which need not be identical), including establishing the timing and length of Offering Periods and establishing minimum and maximum contribution rates;

  (b) To establish new or changing limits on the number of shares of Common Stock a Participant may elect to purchase with respect to any Offering Period, if such limits are announced prior to the first Offering Period to be affected;
  (c) To designate from time to time which Subsidiaries of the Company shall be a Participating Subsidiaries, which designation may be made without the approval of the shareholders of the Company; and
  (d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and its employees. The Company intends that the Committee shall consist of at least two “nonemployee directors” as defined in Rule 16b-3. No member of the Board, the Committee or its designee shall be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
4. Participation in the Plan.
  (a) The individuals who shall be eligible to receive grants of Purchase Rights under an Offering shall be all Eligible Employees of the Company or of any Participating Subsidiary who are so employed by the Company or Participating Subsidiary during the applicable Enrollment Period and on the Grant Date of such Offering. Notwithstanding the preceding sentence to the contrary, no Eligible Employee shall be eligible to effect a purchase under an Offering if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of stock of the Company and any Subsidiary then owned by such individual, either directly or indirectly, within the meaning of the applicable sections of the Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of the Company or any Subsidiary.
  (b) An Eligible Employee may become a Participant in the Plan for an Offering by completing an enrollment form or other required documents prescribed by the Committee and submitting them in the form and manner designated by the Committee on or before the last day of the applicable Enrollment Period and in accordance with the Company’s policy.
  (c) Unless otherwise determined by the Company, payroll deductions in respect of an Offering shall commence with the first payroll check date coincident with or subsequent to the Grant Date of such Offering and shall end with the payroll check date that is coincident with or immediately preceding the Expiration Date, unless such deductions are sooner terminated, as provided in Section 9. An Participant’s payroll deductions shall be credited to a Plan account which shall be established for bookkeeping purposes only. Payroll deductions credited to a Participant’s account shall be deposited or held with the general funds of the Company unless applicable law requires that such amounts be segregated from the Company’s general funds or held by an independent third party. Amounts credited to a Participant’s Plan account shall not be credited with interest or other notional earnings.
5. Shares of Common Stock Subject to the Plan.
  (a) The Common Stock subject to an Offering may be from (a) authorized but unissued shares of stock, (b) shares of stock held in treasury of the Company, or (c) shares of stock acquired by the Company, including shares purchased on the open market. Subject to adjustment in accordance with the provisions of Section 10(g) hereof, the total number of shares of Common Stock which may be the subject of Offerings under the Plan shall not exceed in the aggregate 100,000 shares of Common Stock.
  (b) In the event that any shares of Common Stock, which are the subject of an Offering, are not purchased, such unpurchased shares of Common Stock shall again be available for subsequent Offerings.
6. Number of Shares That an Participant May Purchase.
  (a) The number of shares of Common Stock that a Participant may purchase in an Offering shall be determined by dividing such Participant’s contributions credited to such Employee’s Plan account as of the applicable Expiration Date by the purchase price determined under Section 10(b); provided, however, that such purchase shall be subject to the limitations set forth in Sections 6(b) and 6(c).

  (b) The maximum number of shares of Common Stock that a Participant may purchase in an Offering is that number of shares of Common Stock that has a Fair Market Value on the Grant Date of the Offering equal to $25,000.
  (c) Notwithstanding the foregoing provisions of the Plan, no Participant may purchase under Offerings in any single calendar year a number of shares of Common Stock which, together with all other shares in the Company and Subsidiaries which the Participant may be entitled to purchase in such year pursuant to Offerings and under any other employee stock purchase plan, as defined in Section 423 of the Code, has an aggregate Fair Market Value (measured in each case as of the applicable Grant Date) in excess of $25,000. For the avoidance of doubt (i) if during the Offering that begins on January 1 a Participant purchases shares of Common Stock with a Fair Market Value (as of the January 1 Grant Date) that equals $25,000, then the Employee shall not be eligible to participate in the Offering that begins on the following July 1 and (ii) the number of shares of Common Stock a Participant may purchase in the Offering that begins on July 1 is equal to the number of shares of Common Stock with a Fair Market Value (as of the July 1 Grant Date) equal to $25,000 reduced by the Fair Market Value (as of the preceding January 1 Grant Date) of the shares of Common Stock purchased in the preceding Offering.
7. Method of Payment of Contributions.
  (a) A Participant shall elect to have payroll deductions made on each payday during the Offering with a minimum payroll deduction for each pay period of $10.00 and a maximum payroll deduction of ten percent (10%) of such Participant’s Compensation during the Offering. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. If the election is reduced to zero percent (0%), the Participant is considered withdrawn from the Plan and money will be refunded pursuant to Section 9(a).
  (b) A Participant may discontinue his or her participation in the Plan as provided in Section 9.
  (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 7 hereof, the Company may cause a Participant’s payroll deductions to be decreased in respect of an Offering year to zero percent (0%).
8. Exercise of Purchase Rights. Unless a Participant withdraws from an Offering or terminates his or her Employee status as provided in Section 9 prior to the Expiration Date of an Offering, his or her right to purchase shares of Common Stock in the Offering will be exercised and shares will be deposited to the Participant’s individual Plan designated brokerage accounts as soon as administratively practicable after each Offering Period’s Expiration Date. The number of shares of Common Stock purchased using each Expiration Date as the effective purchase date shall equal that number of shares that is the quotient of the amount credited to the Participant’s account under the Plan on the Expiration Date and the purchase price determined under Section 10(b). Whole and fractional shares shall be purchased, unless the Committee determines that the purchase of fractional shares is administratively impracticable; any payroll deductions accumulated in a participant’s account and not applied to the purchase of shares shall be retained in the participant’s account and applied in the next Offering Period, subject to withdrawal by the participant pursuant to Section 9.
9. Voluntary Withdrawals; Termination of Employment.
  (a) A Participant may withdraw all but not less than all of the contributions credited to his or her account under the Plan by delivering a notice of withdrawal in the form and manner prescribed by the Committee and in accordance with the Policy of the Company, provided such notice is received no later than one month before the Expiration Date. All of Participant’s contributions credited to his or her account will be paid to him or her not later than sixty (60) days after receipt of his or her notice of withdrawal and his or her Purchase Right for the then current Offering will be automatically terminated, and no further contributions by such Employee for the purchase of Common Stock will be permitted or made during such Offering.
  (b) Upon termination of a Participant’s status as an Eligible Employee prior to the Expiration Date of an Offering for any reason, whether voluntary or involuntary, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the Participant’s estate, not later than sixty (60) days after the termination of the Participant’s status as an Eligible Employee, and his or her Purchase Right will be automatically terminated.
  (c) A Participant’s voluntary withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering or in any similar plan that may hereafter be adopted by the Company.

  (d) If a Participant participated in an Offering elects to not participate or is not eligible to participate in the next following Offering, then any contributions credited to his or her Plan account that were not used to purchase shares as of the preceding Offering Period’s Expiration Date will be returned to him or her not later than sixty (60) days after the Grant Date of such next following Offering.
10. Terms and Conditions of Offerings.
  (a) General. The Offerings shall be in such form as the Committee shall from time to time approve, and shall contain such terms and conditions as the Committee shall prescribe not inconsistent with the Plan.
  (b) Purchase Price. The purchase price per share of shares covered by Purchase Rights will be 85% of the lower of (i) the Fair Market Value of a share of Common Stock on the Grant Date and (ii) the Fair Market Value of a share of Common Stock on the Expiration Date.
  (c) Term of Offerings. Each Offering shall commence on the Grant Date and terminate, subject to earlier termination by the Committee, on the Expiration Date.
  (d) Evergreen Elections. A Participant’s payroll deduction authorization shall remain in effect for successive Offering Periods unless the authorization is terminated as stated in Section 9, or the Participant submits a new payroll deduction authorization during a subsequent Enrollment Period or reduces the rate of payroll deductions to zero as stated in Section 7.
  (e) Employee’s Purchase Directions. Each Offering shall provide that the Participant shall purchase shares of Common Stock as soon as administratively practicable after the Expiration Date of each Offering as provided in Section 8.
  (f) Change-in-Control. Upon a Change-in-Control, the Committee may direct that (a) an Expiration Date shall be deemed to have occurred immediately prior to such Change-in-Control and, unless a Participant shall have withdrawn from the Offering as provided in Section 9, all then outstanding Purchase Rights shall be deemed to have been exercised on such Expiration Date as provided in Section 8 or (b) the current Offering Period shall be terminated without the exercise of any Purchase Rights, in which event the amount credited to each Participant’s Plan accounts shall be returned to him or her not later than sixty (60) days after the Change-in-Control.
  (g) Adjustments. In the event that the Committee shall determine that any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affects the Common Stock such that an adjustment is required in order to preserve or prevent an enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be made the subject of Offerings under the Plan, (2) the number and kind of shares subject to outstanding Offerings and (3) the purchase price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has outstanding Purchase Rights.
  (h) Assignability. No rights hereunder shall be assignable or transferable.
  (i) Employee’s Agreement. If, at the time of the purchase of shares of Common Stock covered by Purchase Rights under an Offering, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the Participant purchasing such shares shall agree that such Participant will purchase such shares for investment and not with any present intention to resell the same, the Participant will, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Company may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan or otherwise evidenced on the records with respect to shares purchased pursuant to the Plan, including records relating to uncertificated shares.
  (j) Rights as a Shareholder; No Employment Rights. A Participant who has been granted Purchase Rights hereunder shall have no rights as a shareholder of the Company with respect to shares of Common Stock covered by such Purchase Rights until the date of the issuance of the shares to the Participant. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of the Plan, the Company, in lieu of the issuance of certificates, may utilize a book entry account system for recording ownership of shares of Common Stock, subject to the rules generally applicable to such system.

  Neither the Plan nor an Eligible Employee’s participation in the Plan or an Offering shall confer upon the Eligible Employee any right to continued employment with any Employer. Neither the Plan nor an Eligible Employee’s participation in the Plan or an Offering shall limit the right of an Employer to terminate the employment of the Eligible Employee.
  (k) Interest. No interest shall accrue on payroll deductions made under or pursuant to the Plan or any Offering hereunder.
11. Term of Plan. The Plan will terminate automatically and no Purchase Rights may be granted under the Plan after June 30, 2029. The final Grant Date under the Plan will be no later than January 1, 2029.
12. Amendments. The Plan is wholly discretionary in nature. As such, the Committee may, in its sole discretion, from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all Purchase Rights or terminate any Offering; provided, however, that no such action of the Committee may, without the approval of the shareholders, make any amendment for which shareholder approval is necessary to comply with any tax or regulatory requirement with which the Committee has determined it is necessary or advisable to have the Company comply. Subject to the limitations in this Section 12 relating to shareholder approval, the Committee may, in its sole discretion, make such amendment or modification to the Plan or any Purchase Rights granted hereunder as is necessary or desirable to comply with, or effectuate administration of, the Plan under the laws, rules or regulations of the U.S. or any foreign jurisdiction, the laws of which may be applicable to the Plan or any Participants in the Plan.
13. Application of Funds. The proceeds received by the Company from the sale of the Common Stock pursuant to an Offering will be used for general corporate purposes.
14. Governing Law. The Plan and all Offerings shall be construed in accordance with and governed by the laws of the State of Maryland without regard to the choice of law rules thereunder.
15. Additional Restrictions of Rule 16b-3. The terms and conditions of Purchase Rights granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Securities Exchange Act of 1934 shall comply with the applicable provisions of Rule 16b-3 thereunder. The Plan shall be deemed to contain, and such Purchase Rights shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by such Rule 16b-3 to qualify for the maximum exemption from such Section 16 with respect to Plan transactions.
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